Exhibit 99.1

EXHIBIT I

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.0001 per share, of Atlantic Coastal Acquisition Corp., a Delaware corporation, is being filed and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 10, 2023

Atlantic Coastal Acquisition Management LLC

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Managing Member

Shahraab Ahmad

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad

[Signature Page to Joint Filing Statement]